Exhibit 99.1

Press Release

Bio-Rad Reports First-Quarter 2016 Currency-Neutral
Revenue Growth of nearly 4 Percent

HERCULES, CA - May 5, 2016 - Bio-Rad Laboratories, Inc. (NYSE: BIO and BIOb), a global provider of life science research and clinical diagnostic products, announced financial results today for the first quarter ended March 31, 2016.

First-quarter 2016 reported revenues were $471.2 million, down 0.3% compared to $472.8 million reported for the first quarter of 2015. On a currency-neutral basis, quarterly revenues increased 3.9% compared to the same period last year. First-quarter 2016 gross margin was 56.0% compared to 57.1% during the same quarter last year. The decrease in gross margin during the first quarter of 2016 was primarily the result of less favorable manufacturing variances compared to the same period last year.

Net income for the first quarter of 2016 was $12.3 million, or $0.42 per share on a fully diluted basis, compared to $17.8 million, or $0.61 per share during the same period last year. The decrease in net income was largely attributed to lower margins mentioned above as well as an increase in research & development expense.

The effective tax rate for the first quarter of 2016 was 39%, compared to the 33% tax rate for the same quarter in 2015. The higher tax rate in 2016 was due to certain foreign losses for which no benefit is expected and increased reserves for foreign tax audits.

“We are pleased with the good sales performance in this first quarter,” said Norman Schwartz, Bio‑Rad President and Chief Executive Officer. “The growth of our Life Science business, at close to 10%, is a very encouraging start for the year.”

Life Science
The Life Science segment net sales in the first quarter of 2016 were $165.9 million, an increase of 6.4% compared to the same period last year. On a currency-neutral basis, Life Science segment sales increased 9.8% compared to the first quarter in 2015. The sales increase for the first quarter benefitted from sales of our Droplet Digital™ PCR and process media products. In January, Bio-Rad and Illumina, Inc. (NASDAQ: ILMN) announced an exclusive partnership to develop the most comprehensive next-generation sequencing (NGS) workflow for single-cell analysis. The end-to-end commercial solution will enable high-throughput sequencing of thousands of individual cells, traditionally a challenging, costly, and time-consuming process. Also during the first quarter of 2016, Bio-Rad acquired a high performance analytical flow cytometer platform from Propel Labs that will enable advanced and novice users to perform basic and multi-parameter cytometry for a wide range of applications and chemistries. Bio-Rad expects to launch the instrument later this year.

Clinical Diagnostics
Net sales for the Clinical Diagnostics segment in the first quarter of 2016 were $301.7 million, a decrease of 3.8% compared to the first quarter of 2015. On a currency-neutral basis, Clinical Diagnostics sales increased 0.9% compared to the same period last year. Results from the first quarter reflected modest growth across most product lines, most notably clinical immunology, quality controls, and diabetes products. In February, the Company announced it had received CE IVD marking for its QX200™ Droplet Digital™ PCR (ddPCR™) System, the first digital PCR system with the CE IVD mark for use as an in vitro diagnostic (IVD) in the European Union. With the CE IVD mark, medical practitioners in Europe can use the QX200 system for highly-accurate detection and quantification of nucleic acids, aiding clinical decision-making in the treatment of diseases ranging from cancer to transplant rejection and viral infection.

Management will discuss these results in a conference call at 2 PM Pacific Daylight Time (5 PM Eastern Daylight Time) May 5, 2016. Interested parties may access the call at 855-779-9068 within the U.S. or 631-485-4862 outside the U.S., passcode: 89354960. You may also listen to the conference call live via a webcast that is available on the “Investor Relations” section of our website under “Quarterly Results” at www.bio-rad.com. The webcast will be available for up to a year.

About Bio-Rad
Bio-Rad Laboratories, Inc. (NYSE: BIO and BIOb) develops, manufactures, and markets a broad range of innovative products and solutions for the life science research and clinical diagnostic markets. The company is renowned for its commitment to quality and customer service among university and research institutions, hospitals, public health and commercial laboratories, as well as the biotechnology, pharmaceutical, and food safety industries. Founded in 1952, Bio-Rad is based in Hercules, California, and serves more than 100,000 research and healthcare industry customers through its global network of operations. The company employs more than 7,800 people worldwide and had revenues exceeding $2 billion in 2015. For more information, please visit www.bio-rad.com.

This release may be deemed to contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements we make regarding our release of new products, the growth of our business and future financial performance. Forward-looking statements generally can be identified by the use of forward-looking terminology such as, “believe,” “expect,” “anticipate,” “may,” “will,” “intend,” “estimate,” “continue,” or similar expressions or the negative of those terms or expressions, although not all forward-looking statements contain these words. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. These risks and uncertainties include our ability to develop and market new or improved products, foreign currency exchange fluctuations, difficulties in implementing our global enterprise resource planning system, our ability to compete effectively, product quality and liability issues, supply chain issues, our ability to realize anticipated benefits from acquisitions, reductions in government funding or capital spending of our customers, international legal and regulatory risks, recent changes to our global organizational structure and executive management team, changes in the healthcare industry, global economic conditions, and natural disasters and other catastrophic events beyond our control. For further information regarding the Company's risks and uncertainties, please refer to the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s public reports filed with the Securities and Exchange Commission (the “SEC”), including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, and its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2016 to be filed with the SEC. The Company cautions you not to place undue reliance on forward-looking statements, which reflect an analysis only and speak only as of the date hereof. Bio-Rad Laboratories, Inc. disclaims any obligation to update these forward-looking statements.

Investor and Financial Contacts:
Bio-Rad Laboratories, Inc.
Christine Tsingos, Executive Vice President and Chief Financial Officer
Ron Hutton, Vice President, Treasurer
510-724-7000
investor_relations@bio-rad.com

Bio-Rad Laboratories, Inc.
Condensed Consolidated Statements of Income
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31,
	2016	2015
Net sales	$471,197	$472,821
Cost of goods sold	207,168	202,715
Gross profit	264,029	270,106
Selling, general and administrative expense	189,716	188,555
Research and development expense	48,586	47,202
Income from operations	25,727	34,349
Interest expense	5,580	5,002
Foreign currency exchange losses, net	1,129	3,806
Other (income) expense, net	(1,177)	(1,153)
Income before income taxes	20,195	26,694
Provision for income taxes	(7,919)	(8,876)
Net income	$12,276	$17,818

Basic earnings per share:
Net income per basic share	$0.42	$0.61
Weighted average common shares - basic	29,364	29,092

Diluted earnings per share:
Net income per diluted share	$0.42	$0.61
Weighted average common shares - diluted	29,506	29,289

Bio-Rad Laboratories, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	March 31, 2016	December 31, 2015
	(Unaudited)
Current assets:
Cash and cash equivalents	$403,615	$457,549
Short-term investments	349,255	332,928
Accounts receivable, net	381,100	391,485
Inventories, net	533,312	490,224
Other current assets	107,982	105,410
Total current assets	1,775,264	1,777,596

Property, plant and equipment, net	449,226	437,690
Goodwill, net	509,582	495,948
Purchased intangibles, net	242,264	214,026
Other investments	711,437	719,840
Other assets	65,640	64,618
Total assets	$3,753,413	$3,709,718

Current liabilities:
Accounts payable, accrued payroll and employee benefits	$241,249	$280,248
Current maturities of long-term debt	296	298
Income and other taxes payable	27,725	29,339
Other current liabilities	131,618	131,466
Total current liabilities	400,888	441,351

Long-term debt, net of current maturities	433,980	433,883
Other long-term liabilities	374,096	343,981
Total liabilities	1,208,964	1,219,215

Total stockholders’ equity	2,544,449	2,490,503
Total liabilities and stockholders’ equity	$3,753,413	$3,709,718

Bio-Rad Laboratories, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2016	2015
Cash flows from operating activities:
Cash received from customers	$492,407	$478,479
Cash paid to suppliers and employees	(508,820)	(453,986)
Interest (paid) received, net	(187)	471
Income tax refunds	10,421	1,503
Other operating activities	(1,269)	2,979
Net cash (used in) provided by operating activities	(7,448)	29,446
Cash flows from investing activities:
Payments for acquisition and long-term investment	(9,634)	(895)
Other investing activities	(41,224)	(27,096)
Net cash used in investing activities	(50,858)	(27,991)
Cash flows from financing activities:
Payments on long-term borrowings	(77)	(66)
Other financing activities	335	(265)
Net cash provided by (used in) financing activities	258	(331)
Effect of foreign exchange rate changes on cash	4,114	11,353
Net (decrease) increase in cash and cash equivalents	(53,934)	12,477
Cash and cash equivalents at beginning of period	457,549	413,251
Cash and cash equivalents at end of period	$403,615	$425,728

Reconciliation of net income to net cash provided by operating activities:
Net income	$12,276	$17,818
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	34,090	32,283
Changes in working capital	(63,730)	(20,619)
Other	9,916	(36)
Net cash (used in) provided by operating activities	$(7,448)	$29,446